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                                                                    EXHIBIT 99.4

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Locus Computing Corporation

   We have audited the accompanying consolidated balance sheet of LOCUS COMPUTING CORPORATION (a California corporation) AND SUBSIDIARIES as of January 31, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the two years in the period ended January 31, 1995 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Locus Computing Corporation and subsidiaries as of January 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended January 31, 1995 in conformity with generally accepted accounting principles.

   As discussed further in Note 6, the Company's Articles of Incorporation allow for a redemption privilege of the Series A preferred stock together with accrued dividends on March 27, 1992. While the ultimate outcome is uncertain, it is the belief of management that total redemption would not currently be allowed under California law. Management has reached an agreement with the remaining Series A preferred stockholders that the Company will make redemptions based on cash flow, current profitability, and planned future profitability, as defined. As there is no assurance that amounts will be redeemed in the next year, the Company has not included the redemption amount in current liabilities at January 31, 1995 (see Note 6).


                                       ARTHUR ANDERSEN LLP

Los Angeles, California
March 20, 1995